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                              MANAGEMENT AGREEMENT


EFFECTIVE DATE:              February 25, 2000

                             PARTIES:
                             RADIO TRUNKING DE EL SALVADOR LTDA.
                             1528 Wazee
                             Suite 200
                             Denver, CO 80202
                             Telephone: (303) 405-0476
                             ("Company")


                             SALCOM S.A.
                             85 Ave. Norte y Calle Pte # 806
                             Colonia Escalon
                             San Salvador, El Salvador
                             Telephone: (503) 264-6040
                             ("Manager")

RECITALS:

         A. The Company is the owner of licenses to provide specialized mobile radio ("SMR") services over 170 nationwide channels in El Salvador (the "Licenses"). The Company currently operates an SMR system in El Salvador (the "SMR Sytem") using certain analog infrastructure equipment and other related assets. The Company currently provides SMR services to approximately 940 subscribers in El Salvador.

         B. Manager is in the business of operating telecommunication systems, developing technical services in such systems, and other activities related to designing and constructing such systems. Federico Alvarez, the principal owner of Manager, is the current General Manager of the Company's SMR business in El Salvador (the "SMR System").

AGREEMENT:

         In consideration of the foregoing recitals, which are incorporated herein by this reference, and for other good and valuable consideration, the receipt and adequacy of which are hereby acknowledged, the parties agree as follows:


         1. PURCHASE AND SALE. In exchange for the sum of U.S. $200,000 in cash (the "Purchase Price"), U.S. $100,000 of which is due and payable to the Company on February 25, 2000, and the remaining U.S. $100,000 of which is due and payable to the Company on February 25, 2001 or such earlier date as a transaction described in Section


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4 below is consummated (the "Final Closing Date"), the Company hereby agrees to sell to Manager all right, title and interest it has in and to the Company's existing customer base (the "Customer Base") and all of the Company's existing analog infrastructure equipment and related assets, a list of which is set forth on Exhibit A attached hereto (the "Assets"). The Customer Base and the Assets shall be transferred to Manager as follows: (1) on February 25, 2000, immediately following payment of the first U.S. $100,000 by Manager to the Company, the Company shall transfer to Manager the Customer Base, as well as certain of the Assets (the "Initial Assets") as set forth on Exhibit A; and (2) on the Final Closing Date, immediately following payment of the remaining U.S. $100,000 by Manager to the Company, the Company shall transfer to Manager the remaining Assets (the "Remaining Assets") as set forth on Exhibit A.

         2. MANAGEMENT. Manager hereby agrees to serve in an independent capacity as the manager of the Company's SMR System until such time as the Purchase Price has been paid in full, and the transfers of the Customer Base and the Assets described in Section 1 above shall have been completed in full. Among other things, Manager shall:

                  a. operate and maintain the SMR System (including making any necessary investments to maintain and/or enhance the SMR System as deemed necessary by the Manager);

                  b. administer and market the SMR System, and obtain subscribers for the SMR System in accordance with the Licenses; and

                  c. provide programming and development of administrative and organizational systems related to the operation of the SMR System.

         3. MANAGER REMUNERATION; SMR SYSTEM OBLIGATIONS. In consideration of the provision of management services by Manager under this Agreement, Manager shall be entitled to receive all revenues, if any, obtained by the Company in the operation of the SMR System generated during the term of this Agreement. Manager shall also be obligated to pay all liabilities, expenses, charges or obligations of the Company incurred in connection with the SMR System during the term of this Agreement; provided, however, that the Purchase Price shall be used by the Company to pay the 2000 and 2001 fees relating to the Licenses (the "License Fees"), which are due and payable on or about February 25, 2000 and February 25, 2001. Manager shall provide to the Company quarterly financial reports showing the financial results of the SMR System during the term of this Agreement, and shall provide reasonable assistance to the Company in complying with the Company's financial reporting obligations relating to the SMR System.

         4. During the term of this Agreement and until the Final
Closing Date, Manager agrees to take all actions necessary to maintain compliance by the Company with the terms of the Licenses, except for the payment of the License Fees, which shall be the sole responsibility of the Company. The Licenses shall remain the property of the Company, and shall not be transferred to Manager pursuant to this Agreement, although


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Manager shall have the right to use 30 channels of the Licenses to operate the
SMR System until the Final Closing Date. Manager represents and warrants that the Company is currently in full compliance under the Licenses, and that assuming the payment by the Company of the License Fees, the Company will remain in full compliance under the Licenses through February 25, 2002.*

         This Section 4 shall survive the expiration or termination of this Agreement until February 25, 2002.

         4. GUARANTY OR LETTER OF CREDIT. By no later than March 10, 2000, Manager shall provide to the Company a bank guaranty or standby letter of credit in form and substance acceptable to the Company, in the amount of U.S. $100,000 (representing the unfunded portion of the Purchase Price).

         5. WORKING CAPITAL ADJUSTMENT. Manager shall pay to the Company an amount equal to (1) 90% of the Accounts Receivable of the Company as of February 21, 2000, minus (2) the Accounts Payable of the Company as of February 21, 2000, plus (3) the Inventory on the Company's books as of February 21, 2000. For illustrative purposes only, if this calculation were to have been made on or about February 1, 2000, it would have resulted in a payment to the Company of approximately U.S. $39,174 (calculated as follows: 90%($38,291) - $11,592 + $16,305). The working capital adjustment shall be paid to the Company in two installments, with one-half due and payable on March 25, 2000 and one-half due and payable on April 25, 2000.

         6. TERM AND TERMINATION. This Agreement shall terminate upon the payment in full of the Purchase Price to the Company and the transfer of the Remaining Assets to Manager, which is expected to occur on or about February 25, 2001 (or such earlier date as a transaction described in Section 4 above is consummated).

         7. INDEPENDENT CONTRACTORS. Manager shall operate as and have the status of an independent contractor. Neither party shall be responsible for the compensation, benefits, contributions, or taxes, if any, of the employees, agents, or subcontractors of the other party.









* This confidential information has been omitted and filed separately with the Securities and Exchange Commission pursuant to Rule 24b-2 of the Securities and Exchange Act of 1934, and amended.


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    8.   MISCELLANEOUS.

         a. Assignment. Except with the prior written consent of the Company, this Agreement may not be assigned by Manager, and any such assignment shall be void; provided, however, that Manager may, without the prior written consent of the Company, assign its rights and delegate its duties and obligations under this Agreement, in whole or in part, to any Affiliate of Manager. The Company may assign this Agreement to a third party without the prior written consent of Manager. This Agreement shall be binding upon and inure to the benefit of successors of the parties hereto.

         b. Entire Agreement. This Agreement constitutes the entire agreement, and supersedes all prior agreements and understandings, both written and verbal, between the parties with respect to the subject matter hereof.

         c. Counterparts. This Agreement may be executed in two or more counterparts, each of which shall be deemed to be an original, but all of which shall be considered one and the same instrument.

         d. Notices. All notices hereunder shall be in writing and shall be given by registered or certified mail (postage prepaid and return receipt requested) by an overnight courier service which obtains a receipt to evidence delivery, or by facsimile transmission (provided that written confirmation of receipt is provided and a copy thereof is sent by overnight courier service) addressed as set forth below:

         If to Manager:

         Salcom S.A.
         85 Ave. Norte y Calle Pte # 806
         Colonia Escalon
         San Salvador, El Salvador

         If to the Company

         Radio Trunking de El Salvador Ltda.
         1528 Wazee
         Suite 200
         Denver, CO 80202

         with a copy to:
         Mark D. Ebel, Esq.


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         Holland & Hart LLP
         555 17th Street, Suite 3200
         Denver, CO 80202



         e. Governing Law. THIS AGREEMENT SHALL BE GOVERNED BY AND CONSTRUED IN ACCORDANCE WITH THE LAWS OF THE STATE OF COLORADO WITHOUT REGARD TO THE CONFLICTS OF LAWS PROVISIONS THEREOF.

         f. Illegality. In case any provision in this Agreement shall be invalid, illegal or unenforceable, to the extent permitted by applicable law, the validity, legality and enforceability of the remaining provisions shall not in any way be affected or impaired thereby.



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         This Agreement has been signed, on behalf of each of the parties hereto, as of the date first above written.

MANAGER:                                 COMPANY:

SALCOM S.A.                              RADIO TRUNKING DE EL
                                         SALVADOR LTDA..


By: /s/ Federico Alvarez                 By: /s/ Karl Maier
   ---------------------                    -------------------------
Name:                                    Name:
     -------------------                      -----------------------
Title:                                   Title:
      ------------------                      -----------------------





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Irrevocable Standby Letter of Credit Payment Language

Upon any failure by Salcom S.A. ("Salcom") to pay in full the amount of U.S. $100,000 to Radio Trunking de El Salvador Ltda. ("Radio Trunking") by no later than February __, 2001, the Bank hereby agrees to pay to Radio Trunking an amount equal to any such shortfall. This Letter of Credit shall expire at the earliest to occur of (A) the date on which the Bank is advised in writing by Radio Trunking that it is released from its obligations under this Letter of Credit, or (B) March __, 2001, if the Bank has not received written notice by such date from Radio Trunking of the failure by Salcom to make such payment.